Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-254862, 333-238299, and 333-206396) and Form S-8 (File Nos. 333-254864, 333-237473, 333-230802, 333-226904, 333-211697, 333-204007, and 333-198126) of our report dated March 31, 2022, with respect to our audits of the consolidated financial statements of Daré Bioscience, Inc. and Subsidiaries (Company) and Subsidiaries Company) as of and for each of the two years in the period ended December 31, 2021 (which includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), which report is included in this Annual Report on Form 10-K.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
March 31, 2022